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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               INPUT/OUTPUT, INC.

    Input/Output, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

    DOES HEREBY CERTIFY: That the following amendment of the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

    SECTION 1 of Article FOURTH of the Corporation's Restated Certificate of Incorporation be amended so that, as amended, SECTION 1 of Article FOURTH shall be and read as follows:

              "SECTION 1. CAPITALIZATION. The Corporation is authorized to issue one hundred five million (105,000,000) shares of capital stock. One hundred million (100,000,000) of the authorized shares shall be common stock, one cent ($0.01) par value each ("Common Stock"), and five million (5,000,000) of the authorized shares shall be preferred stock, one cent ($0.01) par value each ("Preferred Stock").

              Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation."

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Robert P. Brindley, its duly authorized officer, on October 10, 1996.

                                       INPUT/OUTPUT, INC.


                                       By: /s/ ROBERT. P. BRINDLEY
                                           -------------------------------
                                           Robert P. Brindley
                                           Senior Vice President, Chief
                                           Financial Officer and Secretary